UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 18, 2025

LAZYDAYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38424	82-4183498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4042 Park Oaks Blvd., Suite 350, Tampa, Florida	33610
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(813) 246-4999

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	GORV	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement with Ron Hoover RV

On June 18, 2025, Lazydays RV of Oklahoma, LLC (the “Asset Seller”), an indirect subsidiary of Lazydays Holdings, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Ron Hoover Companies, Inc. (“Ron Hoover RV”) pursuant to which the Asset Seller agreed to sell substantially all of the assets (the “Purchased Assets”) contributing to the operation of its recreational vehicle dealership (the “Business”) at 24655 S. Highway 66, Claremore, OK 74019, to Ron Hoover RV (the “Asset Sale”) for an aggregate purchase price of approximately $2.1 million for goodwill, furniture, fixtures and equipment and parts, plus further cash for new and used recreational vehicle inventory and work in process for maintenance and repair services, subject to certain adjustments and the terms and conditions set forth therein.

The Asset Purchase Agreement contains customary representations, warranties and covenants related to the Business and the Asset Sale, including that the Asset Seller agreed to operate the Business in the ordinary course of business until the closing of the Asset Sale.

The Asset Purchase Agreement may be terminated: (i) by mutual written consent of the parties, (ii) by either party if a final non-appealable order or law permanently enjoining or otherwise prohibiting the transactions contemplated by the Asset Purchase Agreement has been issued by a governmental authority of competent jurisdiction, (iii) by either party, after August 1, 2025, if the closing of the Asset Sale has not occurred or been extended in accordance with the terms of the Asset Purchase Agreement (provided that such right to terminate is not available to a party that has engaged in certain breaches of the Asset Purchase Agreement), (iv) by a party if any of the representations of the other party contained in the Asset Purchase Agreement fail to be true and correct as of the closing date and such failure results in a Material Adverse Effect (as defined in the Asset Purchase Agreement) or (v) by a party if the other party has engaged in certain breaches of the Asset Purchase Agreement.

Pursuant to the Asset Purchase Agreement, a portion of the proceeds of the Asset Sale will go to the repayment of any indebtedness secured by the Purchased Assets.

The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 2.1 hereto, and is incorporated herein by reference. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Real Estate Purchase Agreement with Ron Hoover RV

Also on June 18, 2025, LD Real Estate, LLC, an indirect subsidiary of the Company (“Real Estate Seller”), entered into a Real Estate Purchase Agreement (the “Real Estate Purchase Agreement”) with Ron Hoover RV, pursuant to which the Ron Hoover RV agreed to purchase the Real Estate Seller’s owned real estate where the Asset Seller operates the dealership subject to the Asset Purchase Agreement for approximately $7 million in cash, subject to certain adjustments and the terms and conditions set forth therein. The Real Estate Purchase Agreement would terminate automatically in the event that the Asset Purchase Agreement is terminated in accordance with its terms.

The foregoing description of the Real Estate Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 2.2 hereto, and is incorporated herein by reference. The representations, warranties and covenants contained in the Real Estate Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Item 7.01 Regulation FD Disclosure.

On June 24, 2025, the Company issued a press release announcing, among other things, the entry into the Asset Purchase Agreement and the Real Estate Purchase Agreement described herein. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1*	Asset Purchase Agreement, dated as of June 18, 2025, by and among Ron Hoover Companies, Inc., as purchaser and Lazydays RV of Oklahoma, LLC, as seller.

2.2*	Real Estate Purchase Agreement, dated as of June 18, 2025, by and between LD Real Estate, LLC, as seller, and Ron Hoover Companies, Inc., as buyer.

99.1	Press Release, dated June 24, 2025.

104	Cover Page Interactive Data File (formatted as inline XBRL).

* Certain schedules and exhibits have been omitted pursuant to Items 601(a)(5) and 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the U.S. Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZYDAYS HOLDINGS, INC.

June 24, 2025	By:	/s/ Ronald K. Fleming
Date		Ronald K. Fleming
Interim Chief Executive Officer